EXHIBIT 21

Subsidiaries of U.S. Xpress Enterprises, Inc. For Year Ended December 31, 2002

U.S. Xpress, Inc., a Nevada corporation
Xpress Global Systems, Inc., a Georgia corporation
U.S. Xpress Leasing, Inc., a Tennessee corporation
Xpress Company Store, Inc., a Tennessee corporation
Xpress Air, Inc., a Tennessee corporation
Xpress Holdings, Inc., a Nevada corporation